SCHEDULE 14A INFORMATION

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INDUSTRIAL SERVICES OF AMERICA, INC.

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INDUSTRIAL SERVICES OF AMERICA, INC.

The following letter to shareholders is being posted, together with the Registrant's Annual Report on Form 10-K, Proxy Statement and form of Proxy, on the Registrant's web site, www.isa-inc.com, as an introduction to the proxy materials.

May 19, 2008

To Our Shareholders:

Fiscal 2007 was significant in many ways for Industrial Services of America.

Financially, we saw substantial gains in sales and profits over the previous year.  Compared with 2006, total revenues grew 24 percent to $77.0 million.  Net income rose 17 percent to $2.6 million, or 71 cents per diluted share.

The recycling division has been ISA's fastest growing area and it continued to drive our company's results.  In 2007, ISA Recycling revenues expanded 28 percent to $57.6 million.  This growth was fueled in large part by the dramatic rise in market prices for ferrous and on-ferrous materials, the result of higher worldwide demand for commodities.

IDSA REVENUES (In thousands of dollars)

150,000
125,000
100,000
75,000
50,000
25,000
0
2003
2004
2005
2006
2007
Product Revenues
Service Revenues

For 2007, the average price for non-ferrous materials such as copper and aluminum rose 42 percent to $1.36 per pound, while ISA shipments expanded 29 percent to 28.8 million pounds.  On the ferrous side, prices increased 35 percent to $239.65 per gross ton, as shipments grew 7 percent to 81,947 gross tons.

Sales for our other major business, waste management consulting, grew 12 percent. Revenues totaled $17.2 million in 2007, as our total package solution approach continued to win customers across the country.

The bottom line was a healthy net income increase over 2006, even after the costs to resolve a legal matter and to build our management team through the appointment of Brian Donaghy, who became our president and chief operating officer in August 2007.

Putting together the foundation for growth

A strong and well‐qualified management team is important to our current and future success. Brian's appointment represents one of the important building blocks for the company's growth and profitability. He knows ISA and the recycling business, having consulted extensively with us regarding ferrous and non‐ferrous operations, and having owned a scrap metal and waste transportation company that ISA purchased from him. Brian is the right person to lead our waste stream management, scrap processing and scrap brokering operations. Jim Wiseman, a 30‐year veteran of the recycling business, joined us in 2007 to oversee the recycling business's day-to-day operations.

Another important key to growth is investment in our facilities and processing capabilities. A multi‐million‐dollar project approved in 2007 is underway to put into place the needed infrastructure to expand our processing capacity, offer specialty grades of scrap and improve the quality of the end product. During 2007, we added a location in New Albany, Indiana, near our headquarters in Louisville, to act as a transfer station for nonferrous material.

IDSA EBITDA* (in thousands of dollars) *See reconciliation below

6,000
4,000
2,000
0
2003
2004
2005
2006
2007
EBITDA

As part of a continuing focus on customer satisfaction, we're working to achieve ISO 9000 quality certification and consistency. With increasing sales volumes and shipments, this is an important step to assure we provide quality products in large parcels. This process will help us build upon our long‐term relationships with end‐user customers and brokers worldwide. We're emphasizing direct, personal contact with our buyers, sellers and dealers, and our retail and industrial customers, providing needed information about processes and products. We're evaluating additional streamlining and efficiency measures as we move forward.

On the equipment sales, leasing and service side, we purchased solid waste handling and recycling rental equipment to place at customer sites. This is a continued investment in pursuing this market segment.

Our positioning for the future

Based on international demand from countries such as China, India and Russia for ferrous and non‐ferrous scrap, and demand from domestic mini‐mill steel producers, we expect pricing for commodities to remain at high levels and orders to stay strong.

We are operating at an annual run rate exceeding $100 million -- something that might not have seemed possible in 2005, when a major waste management services customer took its services in house and reduced our revenues quite dramatically.

The seeds of that experience allowed us to reexamine our operations, and as a result, took us in a direction heavily focused on growing the volumes and quality of our core scrap processing and brokering business. We have planned carefully for our expansion and have secured ample financing capacity to provide sufficient working capital and take us forward.

The scrap business can vary from quarter to quarter, but we believe the trend for ISA is positive. It's a good time to be an ISA shareholder. Through the first quarter of 2008, we have reported 20 straight profitable quarters. ISA is well positioned to grow.

IDSA NET INCOME (in thousands of dollars)

2500
2000
1500
1000
500
0
2003
2004
2005
2006
2007
Net Income

As we continue into fiscal 2008, I want to recognize the efforts of our dedicated employees. Their hard work and commitment have been, and will continue to be, key to our growth. I also want to thank our shareholders for their investment and confidence in ISA.

The future offers growth opportunities to those who are prepared. We look forward to continuing this business journey on a larger stage by improving our processes, solidifying our relationships with customers, increasing sales and profits, and as a result, generating solid returns for our shareholders.

Sincerely,

/s/ Harry Kletter

Harry Kletter

Chairman and Chief Executive Officer

Supplemental Financial Information

Reconciliation of EBITDA*

	2003	2004	2005	2006	2007
Net Income	668,406	1,497,194	1,101,597	2,188,579	2,563,833
Interest expense	306,261	191,586	74,016	212,722	290,689
Income taxes	377,953	1,012,001	740,433	1,325,929	1,458,000
Depreciation	1,698,221	1,538,161	1,709,668	1,745,905	1,954,023
Amortization	51,178	-	-	-	-
EBITDA (1)	3,102,019	4,238,942	3,625,714	5,473,135	6,266,545

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.